    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1998



                                                      REGISTRATION NO. 333-65091

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                AMAZON.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        91-1646860
            (STATE OF INCORPORATION)                 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                         1516 SECOND AVENUE, 4TH FLOOR
                           SEATTLE, WASHINGTON 98101
                                 (206) 622-2335
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JEFFREY P. BEZOS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                AMAZON.COM, INC.
                         1516 SECOND AVENUE, 4TH FLOOR
                           SEATTLE, WASHINGTON 98101
                                 (206) 622-2335
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:
                                SCOTT L. GELBAND
                                PERKINS COIE LLP
                         1201 THIRD AVENUE, 40TH FLOOR
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 583-8888

        Approximate date of commencement of proposed sale to the public:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED OCTOBER 15, 1998


PROSPECTUS

                                2,662,125 SHARES

                                AMAZON.COM, INC.
                                  COMMON STOCK

     This Prospectus relates to the sale of up to 2,662,125 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of Amazon.com, Inc. (the "Company" or "Amazon.com"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") or by their pledgees, donees, distributees or other successors-in-interest, from time to time in transactions (which may include block transactions) in the over-the-counter market through the Nasdaq National Market ("Nasdaq"), or on one or more other securities markets and exchanges, in privately negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     The Company issued the Shares to the Selling Stockholders as a result of certain private placements as follows: (i) on April 24, 1998 in connection with the merger of a wholly owned subsidiary of the Company with and into Telebook, Inc., a Florida corporation (the "Telebook Merger"), (ii) on August 12, 1998 in connection with the merger of a wholly owned subsidiary of the Company with and into Junglee Corp., a Delaware corporation (the "Junglee Merger"), and (iii) on August 27, 1998 in connection with the merger of a wholly owned subsidiary of the Company with and into Sage Enterprises, Inc., a Massachusetts corporation (the "PlanetAll Merger" and together with the Telebook Merger and the Junglee Merger, the "Mergers"). In addition, the Company issued certain of the Shares to the Selling Stockholders on a private placement basis upon the exercise of certain stock options. The Shares issued in connection with the Mergers and to those persons upon exercise of stock options constitute the Shares being registered hereunder. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses (other than broker's commissions and similar charges) in connection with the registration and sale of the Shares being offered by the Selling Stockholders that initially were issued as a result of the Mergers. The Company has agreed to indemnify the Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder that initially were issued as a result of the Mergers against certain liabilities, including liabilities under the Securities Act.


     The Common Stock is quoted on Nasdaq under the symbol "AMZN." On October 14, 1998, the closing sales price for the Common Stock as reported on Nasdaq was $93.50 per share.

                            ------------------------

           THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

       The date of this Prospectus is                            , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. (450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549) and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Company is an electronic filer and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov. The Company's reports, proxy and information statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated herein by reference, a copy of which is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Amazon.com, Inc., 1516 Second Avenue, Seattle, Washington 98101, Attention: Investor Relations, telephone: (206) 622-2335.

     The following documents filed with the Commission (File No. 000-22513) by the Company are incorporated by reference into this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998;

          (c) The Company's Current Reports on Form 8-K filed April 27, 1998, April 28, 1998, May 1, 1998, May 6, 1998, August 7, 1998, August 27, 1998
     and September 11, 1998; and

          (d) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on May 2, 1997, under Section 12(g) of the Exchange Act.

     All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.
                            ------------------------

     The Company's principal executive offices are located at 1516 Second Avenue, Seattle, Washington 98101, telephone: (206) 622-2335.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated herein by reference contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. All statements, trends, analyses and other information contained in this Prospectus and the documents incorporated herein by reference relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements including, but not limited to, words such as "anticipate," "believe," "plan," "estimate," "expect," "seek" and "intend," and other similar expressions, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include, among others, those set forth herein under "Risk Factors," as well as set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "-- Liquidity and Capital Resources" and
"-- Additional Factors That May Affect Future Results" in the Company's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1998 and under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Liquidity and Capital Resources" and "Business -- Additional Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Company's Current Report on Form 8-K dated August 27, 1998. Particular attention should be paid to the cautionary statements involving the Company's limited operating history, the unpredictability of its future revenues, the unpredictable and evolving nature of its business model, the intensely competitive online commerce and retail book and music industries and the risks associated with capacity constraints, systems development, management of growth, acquisitions, any new products and international or domestic business expansion. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers, however, should carefully review the factors set forth in other reports or documents that the Company files from time to time with the Commission.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors before making an investment decision concerning the Shares:

     Limited Operating History; Accumulated Deficit; Anticipated Losses. The Company was incorporated in July 1994 and commenced offering products for sale on its Web site in July 1995. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy and its expansion into new product or geographic markets, effectively manage and integrate acquisitions and other business combinations, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Since inception, the Company has incurred significant losses, and as of June 30, 1998 had an accumulated deficit of $70.5 million. The Company believes that its success will depend in large part on its ability to (i) extend its brand position, (ii) provide its customers with outstanding value and a superior shopping experience, and (iii) achieve sufficient sales volume to realize economies of scale. Accordingly, the Company intends to continue to invest heavily in marketing and promotion, product development and technology and operating infrastructure development. The Company also offers attractive pricing programs, which have resulted in relatively low product gross margins. As a result, achieving profitability given planned investment levels depends on the Company's ability to generate and sustain substantially increased revenue levels. In addition, amounts associated with the Company's recent acquisitions, including amortization of goodwill and other purchased intangibles and ongoing operating expenses of those companies, as well as interest expense related to the Senior Discount Notes (as defined below) will further affect the Company's operating results. As a result of the foregoing factors, the Company believes that it will continue to incur substantial operating losses for the foreseeable future and that the rate at which such losses will be incurred will increase significantly from current levels. Although the Company has experienced significant revenue growth in recent periods, such growth rates are not sustainable and will decrease in the future. In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company believes that period-to-period comparisons of its operating results, including the Company's gross profit and operating expenses as a percentage of net sales, are not necessarily meaningful and should not be relied on as an indication of future performance.

     Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results; Seasonality. As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and are to a large extent fixed. Sales and operating results generally depend on the volume of, timing of and ability to fulfill orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company's business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service, marketing or acquisition decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations. For example, the Company has recently announced acquisitions that will result in the Company's incurring significant charges, including amortization of goodwill and other purchased intangibles and ongoing operating expenses of the acquired companies.

     The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include, among others, (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the Company's ability to acquire product, to maintain appropriate inventory levels and to manage fulfillment operations,
(iii) the Company's ability to maintain gross margins in its existing business and in future product lines and markets, (iv) the development, announcement or introduction of new sites, services and products by the Company and its competitors, (v) price competition or higher wholesale prices in the industry,
(vi) the level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of products such as those offered by the Company, (vii) the Company's ability to upgrade and develop its systems and infrastructure, (viii) the Company's ability to attract new personnel in a timely and effective manner, (ix) the level of traffic on the Company's Web site, (x) the Company's ability to manage effectively its development of new business segments and markets, (xi) the Company's ability to successfully manage the integration of operations and technology of acquisitions or other business combinations, (xii) technical difficulties, system downtime or Internet brownouts, (xiii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (xiv) the number of popular books, music selections and other products introduced during the period, (xv) the level of merchandise returns experienced by the Company, (xvi) governmental regulation and taxation policies, (xvii) disruptions in service by common carriers due to strikes or otherwise, and (xviii) general economic conditions and economic conditions specific to the Internet, online commerce and the book and music industries.

     The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail book and music industries are generally significantly higher in the fourth calendar quarter of each year.

     Due to the foregoing factors, in one or more future quarters the Company's operating results may fall below the expectations of securities analysts or investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.


     Competition. The online commerce market, particularly over the Web, is new, rapidly evolving and intensely competitive. In addition, the retail book and music industries are intensely competitive. The Company's current or potential competitors include (i) various online booksellers and vendors of other products such as CDs and videotapes, including entrants into narrow specialty niches,
(ii) a number of indirect competitors that specialize in online commerce or derive a substantial portion of their revenues from online commerce, through which retailers other than the Company may offer products, and (iii) publishers, distributors and retail vendors of books, music and other products, including Barnes & Noble, Inc. ("Barnes & Noble") Bertelsmann AG ("Bertelsmann") and other large specialty booksellers and integrated media corporations, many of which possess significant brand awareness, sales volume and customer bases. The Company believes that the principal competitive factors in its market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content and reliability and speed of fulfillment. Many of the Company's competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. The Company anticipates that as the online commerce market continues to grow, a certain amount of consolidation may occur. For example, Bertelsmann recently announced that it purchased a fifty percent interest in Barnes & Noble's online venture, barnesandnoble.com inc. In addition, online music retailers CDnow, Inc. and N2K Inc. recently announced that they are in negotiations regarding an unspecified transaction. There can be no assurance that the Company will be able to compete successfully against current and future competitors.

     The Company expects that competition in the Internet and online commerce markets will intensify in the future. For example, as various Internet market segments obtain large, loyal customer bases, participants in those segments may seek to leverage their market power to the detriment of participants in other market segments. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on online retailers, including the Company. For example, "shopping agent" technologies permit customers to quickly compare the Company's prices with those of its competitors. Competitive pressures created by any one of the Company's competitors, or by the Company's competitors collectively, could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     System Development and Operation Risks. The Company's revenues depend on the number of visitors who shop on its Web site and the volume of orders it fulfills. Any system interruptions that result in the unavailability of the Company's Web site or reduced order fulfillment performance would reduce the volume of goods sold and the attractiveness of the Company's product and service offerings. The Company has experienced periodic system interruptions, which it believes will continue to occur from time to time. The Company uses an internally developed system for its Web site and substantially all aspects of transaction processing, including order management, cash and credit card processing, purchasing, inventory management and shipping. The Company will be required to add additional software and hardware and further develop and upgrade its existing technology, transaction-processing systems and network infrastructure to accommodate increased traffic on its Web site and increased sales volume through its transaction-processing systems. Any inability to do so may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Web site or in a timely manner to effectively upgrade and expand its transaction-processing systems or to integrate smoothly any newly developed or purchased modules with its existing systems. Any inability to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Substantially all of the Company's computer and communications hardware is located at a single leased facility in Seattle, Washington. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company does not currently have redundant systems or a formal disaster recovery plan and in the event of a major interruption does not have sufficient business interruption insurance to compensate it for losses that may occur. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing events could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Management of Potential Growth. The Company has rapidly and significantly expanded its operations and anticipates that further expansion will be required to address potential growth in its customer base, to expand its product and service offerings and its international operations, and to pursue other market opportunities. The expansion of the Company's operations and employee base has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources. To manage the expected growth of its operations and personnel, the Company will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, as well as to expand, train and manage its growing employee base. There can be no assurance that the Company's current and planned personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that Company management will be able to successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Risks of New Business Areas. The Company over time intends to expand its operations by promoting new or complementary products or sales formats and by expanding the breadth and depth of its product or service offerings. For example, the Company introduced its music store in June 1998. Expansion of the Company's operations in this manner will require significant additional expenses and development, operations and editorial resources and could strain the Company's management, financial and operational resources. Furthermore, the Company may not benefit from the first-mover advantage that it experienced in the online book market, and gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities. There can be no assurance that the Company will be able to expand its operations in a cost-effective or timely manner. Furthermore, any new business launched by the Company that is not favorably received by consumers could damage the Company's reputation or the Amazon.com brand. The lack of market acceptance of such efforts or the Company's inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Risks of International Expansion. The Company expects to expand its presence in foreign markets and in April 1998 acquired two international online booksellers to accelerate this expansion. To date, the Company has only limited experience in sourcing, marketing and distributing products on an international basis and in developing localized versions of its Web site and other systems. The Company expects to incur significant costs in establishing international facilities and operations, in promoting its brand internationally, in developing localized versions of its Web site and other systems and in sourcing, marketing and distributing products in foreign markets. There can be no assurance that the Company's international efforts will be successful. If the revenues resulting from international activities are inadequate to offset the expense of establishing and maintaining foreign operations, such inadequacy could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity in other parts of the world and potentially adverse tax consequences, any of which could adversely affect the success of the Company's international operations. Furthermore, it is possible that governments in certain foreign jurisdictions may have or enact legislation with respect to the Internet or other online services in such areas as content, privacy, network security, encryption or distribution that may affect the Company's ability to conduct business abroad. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, prospects, financial condition and results of operations.

     Risks of Business Combinations and Strategic Alliances. The Company may choose to expand its operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with third parties such as the Company's April acquisitions of two international online booksellers and of Internet Movie Database Limited and August acquisitions of Junglee Corp. ("Junglee") and Sage Enterprises, Inc. ("PlanetAll"). Any such transaction will be accompanied by risks commonly encountered in such transactions, which include, among others, the difficulty of assimilating the operations, technology and personnel of the combined companies, the potential disruption of the Company's ongoing business, the possible inability to retain key technical and managerial personnel, the potential inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, additional expenses associated with amortization of goodwill and purchased intangible assets, additional operating losses and expenses associated with the activities and expansion of acquired businesses, the maintenance of uniform standards, controls and policies and the possible impairment of relationships with existing employees and customers. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, joint ventures or other strategic alliances, or that such transactions will not have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Rapid Technological Change. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the Amazon.com online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a Web site and other proprietary technology entails significant technical, financial and business risks. There can be no assurance that the Company will successfully implement new technologies or adapt its Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Dependence on Key Personnel. The Company's performance is substantially dependent on the continued services and on the performance of its senior management and other key personnel, particularly Jeffrey P. Bezos, its President, Chief Executive Officer and Chairman of the Board. The Company does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance policies. The loss of the services of its executive officers or other key employees could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Reliance on Certain Suppliers. The Company purchases a substantial majority of its products from two major vendors, Ingram Book Group ("Ingram") and Baker & Taylor, Inc. Ingram is the Company's single largest supplier and accounted for 58% and 59% of the Company's inventory purchases in 1997 and 1996, respectively. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Increased Leverage. The Company has significant indebtedness outstanding, principally $326 million gross proceeds of 10% Senior Discount Notes due 2008 (the "Senior Discount Notes"), capitalized lease obligations and other equipment financing. The Company may incur substantial additional indebtedness in the future. The level of the Company's indebtedness, among other things, could (i) make it difficult for the Company to make payments on the Senior Discount Notes,
(ii) make it difficult for the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, (iii) limit the Company's flexibility in planning for, or reacting to changes in, its business, and (iv) make it more vulnerable in the event of a downturn in its business. There can be no assurance that the Company will be able to improve its earnings before fixed charges or that the Company will be able to meet its debt service obligations, including its obligations under the Senior Discount Notes. In the event the Company's cash flow is inadequate to meet its obligations, the Company could face substantial liquidity problems. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Any such default could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.


     Risks Associated With Domain Names. The Company currently holds various Web domain names relating to its brand, including the "Amazon.com" domain name. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system which is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that the Company will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. The Company, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.


     Governmental Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Restrictions on Payment of Dividends. The Company has never paid any cash dividends on its Common Stock. The Company's Board of Directors will determine future dividend policy based on the Company's results of operations, financial condition, capital requirements and other circumstances. The Indenture, dated as of May 8, 1998, between the Company and the Bank of New York, as Trustee, relating to the Senior Discount Notes, prohibits the Company from paying cash dividends on its capital stock, subject to certain exceptions. It is not anticipated that any cash dividends will be paid on the Common Stock in the foreseeable future.

     Year 2000 Compliance. The Company has developed a plan to modify its information technology to recognize the Year 2000 and has, to the extent necessary, begun converting its critical data processing systems. Since the Company's systems and software are relatively new, management does not expect Year 2000 issues related to its own internal systems to be significant and does not anticipate that it will incur significant operating expenses or be required to invest heavily in computer systems improvements to be Year 2000 compliant. The Company has initiated formal communications with certain of its significant suppliers and service providers to determine the extent to which the Company's interface systems may be vulnerable should those third parties fail to address and correct their own Year 2000 issues. The Company currently expects the project to be completed in the third quarter of 1999. There can be no guarantee that the systems of suppliers or other companies on which the Company relies will be converted in a timely manner and will not have a material adverse effect on the Company's systems. Additionally, there can be no guarantee that the computer systems necessary to maintain the viability of the Internet or any of the Web sites that direct consumers to the Company's online store will be Year 2000 compliant. As part of the Company's overall Year 2000 compliance plan, the Company intends to monitor systems performance and plans to develop a rapid response program in the event of any significant disruption as a result of the Year 2000 issues.


     Volatility of Stock Price. The trading price of the Common Stock is subject to wide fluctuations. For example, for the 52-week period ended October 9, 1998, the reported closing price of the Common Stock on Nasdaq was as high as $139.50 and as low as $21.75 per share (as adjusted for the Company's 2-for-1 stock split effected June 1, 1998). Trading prices of the Common Stock may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of innovations, new products, strategic developments or business combinations by the Company or its competitors, changes in the Company's expected operating expense levels or losses, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company, news reports relating to trends in the Internet, book or music industries and other events or factors many of which are beyond the Company's control. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of the Common Stock, regardless of the Company's operating performance.

                              SELLING STOCKHOLDERS

     The following table provides certain information regarding the Selling Stockholders and the number of Shares being offered by them as of September 30, 1998.




                                            SHARES BENEFICIALLY OWNED
                                                PRIOR TO OFFERING
                                            -------------------------
                                                        PERCENTAGE OF                        SHARES
                                                           COMMON                         BENEFICIALLY
                                                            STOCK       SHARES THAT MAY   OWNED AFTER
             NAME AND ADDRESS               AMOUNT       OUTSTANDING        BE SOLD       OFFERING(1)
             ----------------               -------     -------------   ---------------   ------------
PLANETALL MERGER
Warren William Adams......................  166,907(2)     *                166,907               0
William Allocca...........................    1,406(3)     *                      5           1,401
Kenneth Edward Barrett....................    1,814        *                  1,814               0
Thomas Jason Black........................       99(2)     *                     99               0
David Bullock.............................    6,751        *                  6,751               0
Rachael Burger............................      736(4)     *                      5             731
Jason Peter Butler........................      161(5)     *                      5             156
Steven James Carbone......................      156        *                    156               0
CMG @Ventures II, LLC.....................  225,557(2)     *                225,557               0
Digital Ventures Limited..................  120,952(2)     *                120,952               0
Kenneth Lee Dinovo........................      903(6)     *                      5             898
Steven Richard Dyer.......................      847(7)     *                      5             842
Robert A. Ferrari.........................       23        *                     23               0
Stuart Gannes.............................      557        *                    557               0
Nancy T. Garland..........................      121(8)     *                      5             116
Growth Partners...........................    6,590        *                  6,590               0
John William Gurley.......................    4,274        *                  4,274               0
John Hummer...............................    4,274        *                  4,274               0
Thomas R. Johnson.........................       69        *                     69               0
Alexander Kaplevatsky.....................        2        *                      2               0
Brian J. Kennealy.........................      562(9)     *                      5             557
Alan Kipust...............................    3,157        *                  3,157               0
James R. Lane.............................    3,076        *                  3,076               0
Frank Nelson Levy.........................    4,963(10)    *                      5           4,958
Phillip Preston Lohnes....................      296        *                    296               0
Lycos, Inc................................  107,377(2)     *                107,377               0
Thomas Mastrocola.........................    1,352        *                  1,352               0
Jeffrey D. Mather.........................       33        *                     33               0
Gerald Phillip Michalski..................      427(2)     *                    427               0
John Kenneth Michaud......................       23        *                     23               0
James David Mirenda.......................    2,453        *                  2,453               0
M. Bruce Nakao 1994 Trust 4/28/94.........      977        *                    977               0
Wende Lawrence Niles......................      147(11)    *                      5             142
Sung Kyu Park.............................    1,394        *                  1,394               0
Puma Technology, Inc......................   12,824        *                 12,824               0
Clive Ramsay..............................    2,255        *                  2,255               0
Brian Roberts.............................    6,157        *                  6,157               0
Brian David Robertson.....................   41,747(2)     *                 41,747               0
Henry W. Rossi............................    2,714        *                  2,714               0

                                                        PERCENTAGE OF                        SHARES
                                                           COMMON                         BENEFICIALLY
                                                            STOCK       SHARES THAT MAY   OWNED AFTER
             NAME AND ADDRESS               AMOUNT       OUTSTANDING        BE SOLD       OFFERING(1)
             ----------------               -------     -------------   ---------------   ------------
Bradley Alan Rowe.........................      977        *                    977               0
Schwartz Communications, Inc..............    1,090        *                  1,090               0
Dennis Hyun Son...........................      156(2)     *                    156               0
Stevenson Family Investment, L.P..........    1,581        *                  1,581               0
SUN Capital Partners Limited..............   39,356        *                 39,356               0
Robert Blair Taylor.......................    1,767        *                  1,767               0
Gwendolyn M. Thompson.....................    2,461        *                  2,461               0
David F. Tufaro...........................   13,945(2)     *                 13,945               0
Sharon K. Tufaro..........................   13,945(2)     *                 13,945               0
Vencor & Co...............................    1,804        *                  1,804               0
Scott Wilhelm.............................      117(12)    *                      5             112
JUNGLEE MERGER
Yu Shun Chang.............................    5,412        *                  5,412               0
Hon-Jane Chiu.............................   33,826        *                 33,826               0
Linda Christensen.........................      634        *                    634               0
CMC Magnetics Corporation.................   35,179        *                 35,179               0
Martin Cooper.............................    3,382        *                  3,382               0
Werner O. Daghofer........................    4,874(13)    *                  2,663           2,211
Dip Yah International Corporation.........    2,706        *                  2,706               0
Constantin S. Delivanis...................   10,148        *                 10,148               0
Peter M. Donovan..........................    2,706        *                  2,706               0
F&W Investments 1997......................    1,353        *                  1,353               0
Gabriel Fernandez.........................    1,071        *                  1,071               0
Fred M. Gibbons...........................    3,664        *                  3,664               0
Anbarasan P. Gounder......................    1,268(14)    *                    761             507
Ashish Gupta..............................  175,899(15)    *                175,899               0
Masumi Hara...............................      676        *                    676               0
Venkatesh Harinarayan.....................  175,899(16)    *                175,899               0
Kin Yuen Hoh..............................    1,183        *                  1,183               0
Mei Chin Huang............................   13,530        *                 13,530               0
Kankaku Investment Co., Ltd...............    5,412        *                  5,412               0
KIC-3 Investment Partnership..............    8,118        *                  8,118               0
Kyocera Corporation.......................   45,102        *                 45,102               0
Yen-Nan Lee...............................   27,061        *                 27,061               0
Brian Lent................................    6,267(17)    *                  5,186           1,081
Judy Ting-Lan Li..........................    2,706        *                  2,706               0
Steve W. Marchette........................      243        *                    243               0
Rakesh Mathur.............................  175,899(18)    *                175,899               0
McKinsey & Company, Inc...................    8,698        *                  8,698               0
Gordon Mortensen..........................      270        *                    270               0
Nichimen America, Inc.....................   45,102        *                 45,102               0
Nichiman Corporation (Japan)..............   45,102        *                 45,102               0
Peter Norvig..............................    4,776(19)    *                  4,246             530
Craig & Susan Olson Living Trust
Dated April 15, 1997, Through its
Trustees, Craig & Susan Olson.............    8,456        *                  8,456               0

                                                        PERCENTAGE OF                        SHARES
                                                           COMMON                         BENEFICIALLY
                                                            STOCK       SHARES THAT MAY   OWNED AFTER
             NAME AND ADDRESS               AMOUNT       OUTSTANDING        BE SOLD       OFFERING(1)
             ----------------               -------     -------------   ---------------   ------------
Zoe Oredson...............................      338        *                    338               0
Nayantara H. Patel........................      685(20)    *                    439             246
Yan L. Philipe............................      403(21)    *                    338              65
Dallan Quass..............................   35,179        *                 35,179               0
Anand Rajaraman...........................  175,899(22)    *                175,899               0
M.R. Rangaswami...........................   10,148        *                 10,148               0
Michelle L. Rife..........................      466        *                    466               0
Robert C. Fitzwilson Trust................    4,735        *                  4,735               0
Robyn Sherman.............................    2,390        *                  2,390               0
Hisato Shihodo............................   27,061        *                 27,061               0
Kavitark R. Shriram(23)...................  110,274(24)    *                 76,448          33,826
Silicon Valley Bank.......................      608        *                    608               0
Damon Todd Silver.........................      537(25)    *                    394             143
Stanford University.......................   61,706        *                  2,706          59,000
Sun Circle Pte. Ltd.......................    2,706        *                  2,706               0
Susan Jackson, Trustee of the
Susan JacksonTrust dated 9/15/89..........    4,735        *                  4,735               0
Trans Cosmos USA Inc......................   94,715        *                 94,715               0
Tsyuoshi Taira............................   47,357        *                 47,357               0
The Washington Post Co....................  202,961        *                202,961               0
Jeffrey D. Ullman.........................    5,412        *                  5,412               0
Kenneth J. Virnig.........................      413        *                    413               0
Win Win Venture Capital Corporation.......   22,551        *                 22,551               0
WS Investment Company.....................      819        *                    819               0
WS Investment Company 97B.................      819        *                    819               0
Karen C. Yao..............................    2,106(26)    *                  1,973             133
TELEBOOK MERGER
Michael J.G. Gleissner....................  292,234(27)    *                129,532         162,702
Christian Jagodzinski.....................  144,940(28)    *                 75,676          69,264
Maria Garcia Nielson......................    5,878(29)    *                  3,778           2,100
Ulrike Stadler............................  144,940(28)    *                 75,676          69,264
OTHER TRANSACTIONS
Tracy Adams...............................      533        *                    533               0
Alan R. Bailey............................       34        *                     34               0
Vladimir Sukonnik.........................    1,574        *                  1,574               0


---------------
  *  Less than 1%.

 (1) Assumes the sale of all the Shares offered by each of the Selling Stockholders.

 (2) These Shares are contractually ineligible for sale or transfer pursuant to the Registration Statement or otherwise until the publication by the Company of certain financial data that reflect the combined results of operations of the Company and PlanetAll for a period of 30 days.

 (3) Includes 1,401 Shares subject to options exercisable within 60 days of September 30, 1998.

 (4) Includes 731 Shares subject to options exercisable within 60 days of September 30, 1998.

 (5) Includes 156 Shares subject to options exercisable within 60 days of September 30, 1998.

 (6) Includes 898 Shares subject to options exercisable within 60 days of September 30, 1998.

 (7) Includes 842 Shares subject to options exercisable within 60 days of September 30, 1998.

 (8) Includes 116 Shares subject to options exercisable within 60 days of September 30, 1998.

 (9) Includes 557 Shares subject to options exercisable within 60 days of September 30, 1998.

(10) Includes 4,958 Shares subject to options exercisable within 60 days of September 30, 1998.

(11) Includes 142 Shares subject to options exercisable within 60 days of September 30, 1998.

(12) Includes 112 Shares subject to options exercisable within 60 days of September 30, 1998.


(13) Includes 2,211 Shares subject to options exercisable within 60 days of September 30, 1998.



(14) Includes 507 Shares subject to options exercisable within 60 days of September 30, 1998.


(15) Includes 78,249 Shares subject to a right of repurchase by the Company. As a result, these Shares will not contractually be eligible for sale or transfer pursuant to the Registration Statement or otherwise until such Shares have vested and are released. Subject to the provision of continuous services, 2,371 of such Shares will vest per month. The vesting of such Shares will accelerate under certain circumstances pursuant to the terms of Mr. Gupta's Restricted Stock Purchase Agreement.

(16) Includes 78,249 Shares subject to a right of repurchase by the Company. As a result, these Shares will not contractually be eligible for sale or transfer pursuant to the Registration Statement or otherwise until such Shares have vested and are released. Subject to the provision of continuous services, 2,371 of such Shares will vest per month. The vesting of such Shares will accelerate under certain circumstances pursuant to the terms of Mr. Harinarayan's Restricted Stock Purchase Agreement.

(17) Includes 1,081 Shares subject to options exercisable within 60 days of September 30, 1998.

(18) Includes 78,249 Shares subject to a right of repurchase by the Company. As a result, these Shares will not contractually be eligible for sale or transfer pursuant to the Registration Statement or otherwise until such Shares have vested and are released. Subject to the provision of continuous services, 2,371 of such Shares will vest per month. The vesting of such Shares will accelerate under certain circumstances pursuant to the terms of Mr. Mathur's Restricted Stock Purchase Agreement.


(19) Includes 530 Shares subject to options exercisable within 60 days of September 30, 1998.


(20) Includes 246 Shares subject to options exercisable within 60 days of September 30, 1998.

(21) Includes 65 Shares subject to options exercisable within 60 days of September 30, 1998.

(22) Includes 78,249 Shares subject to a right of repurchase by the Company. As a result, these Shares will not contractually be eligible for sale or transfer pursuant to the Registration Statement or otherwise until such Shares have vested and are released. Subject to the provision of continuous services, 2,371 of such Shares will vest per month. The vesting of such Shares will accelerate under certain circumstances pursuant to the terms of Mr. Rajaraman's Restricted Stock Purchase Agreement.

(23) Mr. Shriram currently serves as Vice President, Business Development of the Company.

(24) Includes 22,551 Shares subject to a right of repurchase by the Company. As a result, these Shares will not contractually be eligible for sale or transfer pursuant to the Registration Statement or otherwise until such Shares have vested and are released. Subject to the provision of continuous services, 2,819 of such Shares will vest per month. Also includes 33,826 shares subject to options exercisable within 60 days of September 30, 1998.

(25) Includes 143 Shares subject to options exercisable within 60 days of September 30, 1998.

(26) Includes 133 Shares subject to options exercisable within 60 days of September 30, 1998.


(27) Includes 104,370 securities deposited with an escrow agent to secure indemnification obligations under the Telebook Merger and 58,332 securities pledged under an employment agreement to secure future services. The securities placed in escrow and pledged under the employment agreement are not included as Shares pursuant to the Registration Statement.



(28) Includes 51,764 securities deposited with an escrow agent to secure indemnification obligations under the Telebook Merger and 17,500 securities pledged under an employment agreement to secure future services. The securities placed in escrow and pledged under the employment agreement are not included as Shares pursuant to the Registration Statement.



(29) Includes 2,100 securities deposited with an escrow agent to secure indemnification obligations under the Telebook Merger. The securities placed in escrow are not included as Shares pursuant to the Registration Statement.


     Except as noted above, none of the Selling Stockholders has had any material relationship with the Company, or any of its affiliates, within the past three years.

     The former stockholders of PlanetAll have agreed to indemnify and hold the Company harmless for any losses that may be suffered by the Company or its affiliates arising out of or in connection with any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by PlanetAll in the PlanetAll merger and related agreements, or any failure by PlanetAll to perform its obligations under the PlanetAll merger and related agreements. Approximately 10% of the Shares that initially were issued to each of the Selling Stockholders as a result of the PlanetAll Merger have been deposited with an escrow agent to secure such indemnification obligations. The securities placed in escrow, although included as part of the Shares registered hereunder, thus contractually may not be eligible for resale during the period in which the Registration Statement remains effective.

     The former stockholders of Junglee have agreed to indemnify and hold the Company harmless for any losses that may be suffered by the Company or its affiliates arising out of or in connection with any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by Junglee in the Junglee merger and related agreements, or any failure by Junglee to perform its obligations under the Junglee merger and related agreements. Approximately 12% of the Shares that initially were issued to each of the Selling Stockholders as a result of the Junglee Merger have been deposited with an escrow agent to secure such indemnification obligations. The securities placed in escrow, although included as part of the Shares registered hereunder, thus contractually may not be eligible for resale during the period in which the Registration Statement remains effective.

     The Selling Stockholders have represented to the Company that they acquired the Shares for their own account for investment only and not with a view toward the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the Selling Stockholders, even though acquiring the Shares for investment, may wish to be legally permitted to sell their Shares when they deem appropriate, the Company agreed with the Selling Stockholders to file with the Commission under the Securities Act a Registration Statement with respect to the resale of the Shares from time to time and agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective during the periods negotiated in connection with the respective mergers. With respect to the Shares issued in connection with the PlanetAll Merger, the Registration Statement shall remain effective until the earliest of (i) August 27, 1999, (ii) the date on which all Shares have been registered and sold pursuant to the Registration Statement, or
(iii) the date on which the Shares issued in the PlanetAll Merger cease to meet the definition of "Registrable Securities" as defined in the merger agreement for the PlanetAll Merger. With respect to the Shares issued in connection with the Junglee Merger, the Registration Statement shall remain effective until the earliest of (i) August 12, 1999, (ii) the date on which all Shares have been registered and sold pursuant to the Registration Statement, or (iii) the date on which the Shares issued in the Junglee Merger cease to meet the definition of "Registrable Securities" as defined in the merger agreement for the Junglee Merger. With respect to the Shares issued in connection with the Telebook Merger, the Registration Statement shall remain effective until the earlier of
(i) ten days after the Registration Statement becomes effective or (ii) the distribution contemplated by the Registration Statement has been completed. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     All the Shares offered hereby may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, distributees, transferees or other successors-in-interest. The sale of the Shares by the Selling

Stockholders may be effected from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect the above-mentioned transactions by selling the Shares directly to purchasers, acting as principals for their own accounts, or by or through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell such Securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholder may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all reasonable expenses (other than broker's commissions and similar charges) in connection with the registration and sale of the Shares being offered by the Selling Stockholders that initially were issued as a result of the Mergers. The Company has agreed to indemnify the Selling Stockholders and any agent, dealer or broker-dealer who acts in connection with the sale of the Shares hereunder that initially were issued as a result of the Mergers against certain liabilities, including liabilities under the Securities Act.

     If one or more Selling Stockholders shall propose to sell Shares pursuant to this Prospectus, such Selling Stockholders shall deliver to the Company at least three full trading days prior to such proposed sale a written notice notifying the Company of their intent to sell (including the proposed manner and timing of all sales), and the provision of such notice to the Company shall conclusively be deemed to establish and confirm an agreement by such Selling Stockholders to sell such Shares, in whole, in part or not at all, within a period ending on the tenth trading day following the first such sale and to comply with the other contractual registration provisions. To the extent the Company has not exercised its rights to suspend (as described below), the Company shall provide written notice to each of the other Selling Stockholders regarding the availability of such ten trading day period.

     The Company has the right to suspend use of this Prospectus for certain periods of time (which may or may not last for a period of weeks) under certain circumstances. The Company has agreed to use reasonable efforts to ensure that the Selling Stockholders shall have an aggregate of at least ten trading days (prorated for partial fiscal quarters) under this Prospectus during each fiscal quarter during the effective period hereof.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed. In addition, to the extent required, the number of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a supplement to this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement.

     Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of the Shares.

     There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed on for the Company by Perkins Coie LLP, Seattle, Washington.

                                    EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997 and the supplemental consolidated financial statements of the Company appearing in the Company's Current Report on Form 8-K filed September 11, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Junglee Corp., incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K filed August 27, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Forward-Looking Statements............    3
Risk Factors..........................    4
Selling Stockholders..................   11
Plan of Distribution..................   15
Legal Matters.........................   17
Experts...............................   17

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                AMAZON.COM, INC.
                              2,662,125 SHARES OF
                                  COMMON STOCK
                               -----------------
                                   PROSPECTUS
                               -----------------
                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered (all amounts are estimated except the Securities and Exchange Commission registration fee). Selling commissions and fees and stock transfer taxes are payable individually by the Selling Stockholders.

Securities and Exchange Commission registration fee.........  $ 76,766
Blue sky filing fees and expenses...........................       300
Legal fees and expenses.....................................    15,000
Accountants' fees and expenses..............................     5,000
Printing and engraving expenses.............................    10,000
Miscellaneous expenses......................................     7,934
                                                              --------
          Total.............................................  $115,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Section 10 of the Registrant's Bylaws requires indemnification to the full extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The Bylaws also provide that the Registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of the Registrant's Restated Certificate of Incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     The Registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant's officers and directors with further indemnification, to the maximum extent permitted by the DGCL.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1     Form of Investor Rights Agreement by and among Amazon.com,
          Inc. and the former stockholders of Junglee Corp.
          (incorporated by reference from Amazon.com, Inc.'s Current
          Report on Form 8-K dated August 3, 1998).
  4.2     Form of Investor Rights Agreement by and among Amazon.com,
          Inc. and the former stockholders of Sage Enterprises, Inc.
          (incorporated by reference from Amazon.com, Inc.'s Current
          Report on Form 8-K dated August 3, 1988).
  4.3*    Registration Rights Agreement by and among Amazon.com, Inc.
          and former stockholders of Telebook, Inc.
  5.1*    Opinion of Perkins Coie LLP, counsel to the Registrant,
          regarding the legality of the Shares.
 23.1     Consent of Ernst & Young LLP, Independent Auditors.
 23.2     Consent of Deloitte & Touche LLP, Independent Auditors.
 23.3*    Consent of Perkins Coie LLP (contained in Exhibit 5.1).
 24.1*    Power of Attorney.


---------------

* Previously filed.


ITEM 17. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on October 15, 1998.


                                          AMAZON.COM

                                          By:

                                                    /s/ JOY D. COVEY


                                            ------------------------------------

                                                        Joy D. Covey


                                               Chief Financial Officer, Vice
                                                         President of


                                               Finance and Administration and
                                                          Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on October 15, 1998.



                  SIGNATURE                                          TITLE
                  ---------                                          -----

*JEFFREY P. BEZOS                                Chairman of the Board, President and Chief
---------------------------------------------      Executive Officer (Principal Executive
Jeffrey P. Bezos                                   Officer)

              /s/ JOY D. COVEY                   Chief Financial Officer, Vice President of
---------------------------------------------      Finance and Administration and Secretary
                Joy D. Covey                       (Principal Financial and Accounting
                                                   Officer)

*TOM A. ALBERG                                   Director
---------------------------------------------
Tom A. Alberg

*SCOTT D. COOK                                   Director
---------------------------------------------
Scott D. Cook

*L. JOHN DOERR                                   Director
---------------------------------------------
L. John Doerr

*PATRICIA Q. STONESIFER                          Director
---------------------------------------------
Patricia Q. Stonesifer

            *By /s/ JOY D. COVEY
---------------------------------------------
                Joy D. Covey
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1     Form of Investor Rights Agreement by and among Amazon.com,
          Inc. and the former stockholders of Junglee Corp.
          (incorporated by reference from Amazon.com, Inc.'s Current
          Report on Form 8-K dated August 3, 1998).
  4.2     Form of Investor Rights Agreement by and among Amazon.com,
          Inc. and the former stockholders of Sage Enterprises, Inc.
          (incorporated by reference from Amazon.com, Inc.'s Current
          Report on Form 8-K dated August 3, 1988).
  4.3*    Registration Rights Agreement by and among Amazon.com, Inc.
          and former stockholders of Telebook, Inc.
  5.1*    Opinion of Perkins Coie LLP, counsel to the Registrant,
          regarding the legality of the Shares.
 23.1     Consent of Ernst & Young LLP, Independent Auditors.
 23.2     Consent of Deloitte & Touche LLP, Independent Auditors.
 23.3*    Consent of Perkins Coie LLP (contained in Exhibit 5.1).
 24.1*    Power of Attorney.


---------------

* Previously filed.